Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-139226 of our report dated February 8, 2006, relating to the financial statements of Brookfield Properties Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our consideration of internal controls over financial reporting), appearing in the Annual Report on Form 40-F of Brookfield Properties Corporation for the year ended December 31, 2005, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Toronto, Ontario
December 15, 2006